EXHIBIT 10


                           IMAGE SENSING SYSTEMS, INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------


         THIS AGREEMENT ("Agreement") is effective as of June 10, 1998 by and between Image Sensing Systems, Inc. ("the Corporation"), a Minnesota corporation with its principal offices at 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, MN 55104-3825, and William L. Russell ("Employee"), a Florida resident, whose residence address is 4205 Deepwater Lane, Tampa, FL 33615.

                                    RECITALS

         A. Employee possesses certain skills, talents, contacts, judgment and knowledge of the Corporation's industry, including its various businesses, technology strategies and objectives.

         B. The Corporation desires to offer employment to Employee, and Employee desires to accept such employment, subject to the terms and conditions herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the parties' mutual covenants and undertakings contained in this Agreement, the Corporation and Employee hereby agree as follows:

ARTICLE 1.0 DEFINITIONS

         Capitalized terms used in this Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

         1.1 BOARD. "Board" shall mean the Board of Directors of the Corporation.

         1.2 CHANGE IN CONTROL. "Change In Control" shall mean any of the following: (i) a public announcement that any person has acquired or has the right to acquire beneficial ownership of fifty-one percent (51%) or more of the then outstanding shares of common stock of the Corporation and, for this purpose, the terms "person" and "beneficial ownership" shall have the meanings provided in Section 13(d) of the Securities and Exchange Commission; (ii) the commencement of or public announcement of an intention to make a tender or exchange offer for fifty-one percent (51%) or more of the then outstanding shares of the common stock of the Corporation; (iii) a sale of all or substantially all of the assets of the Corporation; or (iv) the Board of Directors of the Corporation, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Corporation to constitute a change in control of the Corporation.

         1.3 CONFIDENTIAL INFORMATION. "Confidential Information" shall mean information that is proprietary to the Corporation or its members or others and that is entrusted to the Corporation, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to designs, software (in source and object code), technology strategies, business plans and to the business as conducted or anticipated to be conducted by the Corporation or its members, and to past or current or anticipated products or services of the Corporation or its members. Confidential Information also includes, without limitation, information concerning research, development, purchasing, accounting, marketing, selling and services. All information that Employee has a reasonable basis to consider confidential is Confidential Information, whether or not originated by Employee and without regard to the manner in which Employee obtains access to this and any other proprietary information.

         1.4 DISABILITY. "Disability" shall mean the unwillingness or inability of Employee to perform his duties on a full-time basis under this Agreement because of continuous incapacity due to physical or mental illness, bodily injury or disease for a period of three (3) months or more.

         1.5 EFFECTIVE DATE. "Effective Date" shall mean the date on page 1 hereof.

         1.6 INVENTIONS. "Inventions" shall mean ideas, improvements and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice.

         1.7 WORKS OF AUTHORSHIP. "Works of Authorship" shall mean any writings, drawings, diagrams, charts, tables, databases, software (in object or source code and recorded on any medium), and any other works of authorship, whether or not such are copyrightable.

ARTICLE 2.0 EMPLOYMENT

         2.1 EMPLOYMENT. Upon the terms and conditions set forth herein and his appointment by the Board, the Corporation hereby employs Employee, and Employee accepts such employment, as President and Chief Executive Officer and member of the Board, commencing on June 10, 1998 at the Corporation's principal place of business in St. Paul, Minnesota. Termination of this Agreement by either party or by mutual agreement of the parties under Article 4.0 below shall also terminate Employee's employment by the Corporation. Upon termination of the Agreement by either party or by mutual agreement of the parties under Article
4.0 below, Employee agrees to resign as a member of the Board if so requested by a majority of other Board members.

ARTICLE 3.0 COMPENSATION AND BENEFITS

         3.1 BASE SALARY. The Corporation shall pay Employee an initial Base Salary at a monthly rate of Eleven Thousand Six Hundred Sixty-seven dollars ($11,667.00) per month. Such Base Salary shall be paid in accordance with the Corporation's regular payroll practices and subject to any applicable income tax, Social Security or other withholding. Employee's Base Salary shall be reviewed for potential adjustment on the basis of performance from time to time.

         3.2 INCENTIVE COMPENSATION. The Corporation shall make Employee eligible for incentive compensation ("Incentive Compensation"), in addition to the Base Salary then applicable. Payment of Incentive Compensation will be subject to Employee's achieving certain objectives set annually by Employee and the Board. Commencing with the fiscal year beginning on January 1, 1999, Employee shall be eligible for an Incentive Compensation payment of up to fifty percent (50%) of Employee's annual Base Salary. For the fiscal year ending December 31, 1998, Employee will earn a guaranteed bonus of $40,000, to be paid during the first quarter of 1999.

         3.3 EQUITY PARTICIPATION. The Corporation shall make Employee eligible to receive options to purchase stock in the Corporation, subject to the terms and conditions of the Corporation's 1995 Long Term Incentive Stock Option Plan ("the Plan"). The Corporation shall offer Employee an initial stock option of 100,000 common shares at an exercise price equal to the fair market value of common shares at the date of grant, with options on Twenty-five percent (25%) of the shares vesting upon the effective date of this Agreement. The balance of the options will vest over the three years following the execution of this Agreement in equal annual installments. If at any time during the three year period Employee's employment with the Corporation is terminated for any reason or Employee becomes ineligible to participate in the Plan, all unvested options will be canceled immediately. Any vested options that have not been exercised by Employee will be canceled if not exercised by Employee within the time set forth in the Plan. If at any time during the three year period a Change In Control occurs, all unexercised options may be exercised in full on or after the eleventh business day following the date of the Change In Control.

         3.4 HEALTH, DEATH, DISABILITY AND RETIREMENT BENEFITS. Employee shall also be entitled to participate in the health and group life insurance benefit plans of the Corporation to the extent that his position, title, tenure, salary, age, health, and other qualifications make him eligible to participate. Employee shall also be entitled to participate in disability programs and employee pension plans of the Corporation to the extent the Corporation establishes these plans and to the extent that his position, title, tenure, salary, age, health, and other qualifications make him eligible to participate. The Corporation does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and the Employee's participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto. Employee will receive not less than 20 days vacation allotment per year.

         3.5 RELOCATION EXPENSES. The Corporation shall reimburse Employee for any out of pocket expense relating to Employee's relocation to Minnesota, including the cost of selling his current residence in Florida, and moving his household goods to Minnesota, including, but not limited to, expenses incurred in obtaining temporary housing in the Twin Cities area and expenses incurred while searching for and acquiring a home in the Twin Cities area. The determination of whether a cost relates to selling Employee's current residence in Florida, or moving his household goods to Minnesota will be made at the sole discretion of the Board. Employee may be required to furnish proof of actual expenditure and the amount of these out of pocket expenses. In no event will the total amount of Relocation Expenses reimbursed by the Corporation exceed seventy thousand dollars ($70,000).

ARTICLE 4.0 TERM; TERMINATION

         4.1 TERM. Employee's employment under this Agreement shall commence upon the Effective Date and shall continue for not less than three years, after which time it shall be terminable by either party for any reason or no reason upon a notice of ninety (90) days.

         4.2 TERMINATION BY THE CORPORATION FOR GOOD CAUSE. Notwithstanding
Section 4.1 above, the Corporation may terminate this Agreement at any time without notice for Good Cause. For purposes of this Agreement, "Good Cause" shall mean:

         (a) repeated violations by Employee of any of his duties or repeated failures or omissions to carry out lawful and reasonable orders of the Corporation's Board which, in the reasonable judgment of the Board, are willful and deliberate and which are not cured within a reasonable period after Employee's receipt of written notice thereof from the Corporation;

         (b) any absence from Employee's regular full-time employment in excess of two (2) weeks that is not due to a vacation, bona fide illness, Disability, death or other reason expressly authorized by the Board; or

         (c) any act or acts of (i) personal dishonesty by Employee and intended to result in substantial personal enrichment of Employee at the expense of the Corporation; (ii) any willful and deliberate misconduct that is materially and demonstrably injurious to the Corporation; or (iii) any criminal indictment, presentment or conviction for a felony, whether or not the Corporation is the victim of such offense.

         4.3 TERMINATION IN THE EVENT OF EMPLOYEE'S DEATH OR DISABILITY. Notwithstanding Section 4.1 above, Employee's employment under this Agreement shall terminate in the event of his death or Disability.

         4.4 TERMINATION BY MUTUAL AGREEMENT. Notwithstanding Section 4.1 above, the parties may terminate this Agreement at any time and upon any other terms or conditions by mutual written agreement.

         4.5 COMPENSATION UPON TERMINATION BY THE CORPORATION. As Employee's sole and exclusive compensation for his termination by the Corporation, the Corporation shall pay Employee as follows:

         (a) If due to termination by the Corporation for Good Cause or by Employee for any reason, within ten (10) days after the termination date, the Corporation shall pay Employee any amounts due to him for salary through the termination date together with any other unpaid and pro rata amounts of accrued vacation pay, sick leave, and/or business expense reimbursements that may be due.

         (b)  If due to termination by the Corporation for other than Good
              Cause after Employee's first three years of employment, the Corporation shall pay Employee his salary in effect at the termination date and provide him with the medical and group life insurance benefits in effect at the termination date for a term of six months from the termination date, subject to withholding, deductions and taxation in accordance with applicable law.

         4.6 SURVIVAL. The provisions of Article 4.0 (relating to termination rights and the provision of compensation and benefits beyond the termination of this Agreement), the provisions of Article 6.0 (relating to Confidential Information and intellectual property rights of the Corporation), the provisions of Article 7.0 (relating to non-competition and no solicitations), the provisions of Article 8.0 (relating to dispute resolution) and the provisions of
Article 9.0 (relating to miscellaneous terms and conditions) shall survive termination of this Agreement for any reason.

ARTICLE 5.0 EMPLOYMENT UPON A CHANGE IN CONTROL

         5.1 CONTINUED EMPLOYMENT. If a Change In Control occurs and the Corporation or its successor desires that Employee remain in his employment with the Corporation or its successor, Employee agrees to remain in the employment of the Corporation or its successor for a term not to exceed one (1) year at the compensation rate in effect at the Change In Control, or as mutually agreed upon by the parties.

         5.2 CONTINUED COMPENSATION. If a Change In Control occurs and the Corporation or its successor does not desire that Employee remain in his employment with the Corporation or its successor, the Corporation or its successor agrees to pay Employee his salary in effect at the termination date for a term of one (1) year from the termination date or until Employee obtains new employment, whichever is earlier, subject to withholding, deductions and taxation in accordance with applicable law.

ARTICLE 6.0 CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY

         6.1 PROHIBITIONS AGAINST UNAUTHORIZED USE. Employee shall not use or disclose, other than in connection with Employee's employment with the Corporation, any Confidential Information to any person not employed by the Corporation or not authorized by the Corporation to receive such Confidential Information, without the prior written consent of the Corporation during the term of this Agreement or at any time thereafter. Employee shall use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information.

         6.2 EXCLUSIONS. The obligations under Section 6.1 above shall not apply to any information that:

         (a) is now or becomes generally available to the public through no fault of Employee;

         (b) was already known to Employee, as shown by his books and records, prior to disclosure of same by the Corporation;

         (c) is or was independently developed or acquired by Employee without any use of or reliance on Confidential Information;

         (d) is or was provided to Employee by a third party not under any obligation of confidentiality to the Corporation; or

         (e) is required to be disclosed by law, provided, however, Employee shall render reasonable cooperation, at the Corporation's expense, to lawfully prevent or minimize any such public disclosure of Confidential Information through protective orders or other similar measures.

         6.3 OWNERSHIP AND RETURN OF CORPORATION PROPERTY. All Confidential Information or other Corporation property in Employee's possession, custody or control, including without limitation, all documents, reports, manuals, business plans, minutes, memoranda, computer software, computer databases, computer print-outs, member or customer lists, credit cards, keys, identification, products, access cards, and all other tangible or intangible property relating in any way to the business of the Corporation are the exclusive property of the Corporation, even if Employee authored, created or assisted in authoring or creating such property. Employee shall return to the Corporation all such Confidential Information or other property immediately upon termination of employment for any reason whatsoever or at such earlier time as the Corporation may reasonably request.

         6.4 DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND OTHER WORKS. Employee shall promptly disclose to the Corporation in writing all Inventions and Works of Authorship which are conceived, made, discovered, written or created by Employee alone or jointly with another person, group or entity, whether during the normal hours of his employment at the Corporation or on Employee's own time, during the term of this Agreement and for one (1) year after termination of this Agreement. Employee hereby assigns all rights to all such Inventions and Works of Authorship to the Corporation. Employee shall give the Corporation all the assistance it reasonably requires for the Corporation to perfect, protect, and use its rights to such Inventions and Works of Authorship. Employee shall sign all such documents, take all such actions and supply all such information that the Corporation considers necessary or desirable to transfer or record the transfer of Employee's entire right, title and interest in such Inventions and Works of Authorship and to enable the Corporation to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship anywhere in the world, provided, the Corporation shall bear all reasonable expenses of Employee in such rendering cooperation.

         6.5 EXCLUSIONS. Notwithstanding Section 6.4 above, the following shall not be deemed Inventions or Works of Authorship assigned to Corporation by Employee hereunder:

         (a) Any invention or work of authorship for which no equipment, supplies, facility or Confidential Information of the Corporation was used and which was developed entirely on Employee's own time, and which (i) does not relate (1) directly to the business of the Corporation or (2) to the Corporation's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Employee for the Corporation.

ARTICLE 7.0 NON-COMPETITION AND NO RAID COVENANTS

         7.1 NON-COMPETITION COVENANT. Subject to Section 7.2 and 7.3 below, during the term of this Agreement and for a period of one (1) year following termination of his employment with the Corporation for any reason, Employee shall not directly or indirectly, engage in any business activity on his own behalf or as a partner, shareholder, director, trustee, principal, agent, officer, employee, consultant, or otherwise of any person or entity the business of which is the same as, similar to, or competitive of any business of the Corporation, or which is engaged in the development or production of products intended to compete with the

Corporation, or assist, solicit, entice, or induce any other person to engage in any such activity. For purposes hereof, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

         7.2 CORPORATION'S OPTION TO REVISE. At its sole option, the Corporation may, by written notice to Employee, within thirty (30) days after the effective date of the termination of Employee's employment, waive or limit the line of business, time period and/or geographic area in which Employee is prohibited from engaging in competitive activity under Section 7.1 above.

         7.3 COVENANT NOT TO RECRUIT. Employee hereby acknowledges that the Corporation's employees, consultants and other contractors constitute vital and valuable aspects of its business and missions on a world-wide basis. In recognition of that fact, for a period of one (1) year following the termination of this Agreement for any reason whatsoever, Employee shall not solicit, or assist anyone else in the solicitation of, any of the Corporation's then-current employees, consultants or other contractors to terminate their respective relationships with the Corporation and to become employees, consultants or contractors by any enterprise with which the Employee may then be associated, affiliated or connected.

         7.4 COVENANT NOT TO SOLICIT. Employee hereby acknowledges that the Corporation's customers constitute vital and valuable aspects of its business on a world-wide basis. In recognition of that fact, for a period of one (1) year following the termination of this Agreement for any reason whatsoever, Employee shall not solicit, or assist anyone else in the solicitation of, any of the Corporation's then-current customers to terminate their respective relationships with the Corporation and to become customers of any enterprise with which the Employee may then be associated, affiliated or connected.

ARTICLE 8.0 DISPUTE RESOLUTION

         8.1 PROCEDURE FOR ARBITRATION. Except as provided in Section 8.2 below, any dispute, claim or controversy arising out of or in connection with this Agreement which has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then-applicable Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Any such arbitration shall be conducted by one (1) neutral arbitrator appointed by mutual agreement of the parties or, failing such agreement, in accordance with said Rules. Such arbitrator shall be an experienced attorney with a background in employment law. Any such arbitration shall be conducted in St. Paul, Minnesota. An arbitral award may be enforced in any court of competent jurisdiction. Notwithstanding any contrary provision in the AAA

Rules, the following additional procedures and rules shall apply to any such arbitration:

         (a) Each party shall have the right to request from the arbitrator, and the arbitrator shall order upon good cause shown, reasonable and limited prehearing discovery, including (i) exchange of witness lists, (ii) depositions under oath of named witnesses at a mutually convenient location, (iii) written interrogatories, and
              (iv) document requests.

         (b) Upon conclusion of the pre-hearing discovery, the arbitrator shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award.

         (c) The arbitrator shall adhere strictly to the sole and exclusive remedies set forth in Article 4.0 above and may not award or assess punitive damages against either party.

         (d) Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrator, subject to the power of the arbitrator, in his or her sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

         8.2 LITIGATION RIGHTS RESERVED. If any dispute arises with regard to the unauthorized use or infringement of Confidential Information by Employee or with regard to Employee's breach or threatened breach of covenants in Article 7.0, the Corporation may seek any available remedy at law or in equity from a court of competent jurisdiction.

ARTICLE 9.0 GENERAL PROVISIONS

         9.1 INDEMNIFICATION. To the fullest extent required by law, the Corporation shall indemnify Employee with respect to any actions commenced against Employee in his capacity as an officer or director of the Corporation, and the Corporation shall advance on a timely basis any costs or expenses (including legal fees) incurred in defending such actions, subject only to Employee's agreement to repay such amount if later found not entitled to be indemnified. The obligation to indemnify hereunder shall survive the termination of this Agreement. The Corporation acknowledges that the indemnification obligations generally available to directors, officers or employees of the Corporation pursuant to the Corporation's articles of incorporation or bylaws will be available to Employee.

         9.2 SUCCESSORS AND ASSIGNS. This Agreement constitutes a personal service agreement on the part of Employee and his duties hereunder may not be assigned or delegated to any other person without the prior written consent of the Corporation, but all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate.

         9.3 NOTICES. All notices, requests and demands required or permitted hereunder shall be in writing and be personally or courier delivered or mailed postage prepaid, registered or certified U.S. mail to the other party at its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally or courier delivered, upon delivery; or (b) if mailed, on the third (3rd) day after deposit in the mail.

         9.4 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         9.5 GOVERNING LAW; CHOICE OF FORUM. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws rules or statutes of any jurisdiction), and, expressly subject to the dispute resolution mechanism in Article 8.0 above, any and every other legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

         9.6 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.7 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

         9.8 MODIFICATION. This Agreement may not be modified or amended except by written instrument signed by Employee and another senior Executive of the Corporation who is a member of the Board and is acting pursuant to the authority of the Board.

         9.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment offers, discussions, requests, agreements or understandings of the parties hereto, and any and all such prior offers, discussions, requests, agreements or understandings are hereby rescinded by mutual agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written in St. Paul, Minnesota.

                                    IMAGE SENSING SYSTEMS, INC.


                                    By    /s/ Richard C. Magnuson
                                      ------------------------------------------

                                      Its /s/ Board of Directors      4/17/98
                                         ---------------------------------------


                                    By    /s/ James Murdakes
                                      ------------------------------------------

                                      Its /s/ Board of Directors      4/15/98
                                         ---------------------------------------

                                    Address:  500 Spruce Tree Centre
                                              1600 University Avenue West
                                              St. Paul, MN 55104-3825




                                    /s/ William L. Russell            4/17/98
                                    --------------------------------------------
                                    Employee

                                    Address:  4205 Deepwater Lane
                                              Tampa, FL 33615

                                    ADDENDUM
                                       TO
                           IMAGE SENSING SYSTEMS, INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT

         WHEREAS, the undersigned are parties to that Agreement dated as of June 10, 1998 (the "Agreement") by and between Image Sensing Systems, Inc., a Minnesota corporation (the "Corporation"), and William L. Russell, a resident of the state of Florida ("Employee");

         WHEREAS, Section 3.3 of the Agreement contemplates granting Employee a stock option to purchase up to 100,000 shares of the Corporation's common stock at an exercise price equal to the fair market value of one share of common stock on the date of grant; and

         WHEREAS, the date of grant of such option and its vesting schedule were unclear in the Agreement and the Corporation and Employee desire to clarify each of the foregoing.

         NOW, THEREFORE, in consideration of the foregoing premises and the parties' mutual covenants and undertakings contained herein, the undersigned hereby agree that, pursuant to the Agreement and within 15 days after the effective date thereof, the Corporation shall grant Employee a stock option to purchase up to 100,000 shares of the Corporation's common stock at a per share exercise price equal to the fair market value of one share of the Corporation's common stock on the date of grant, which option shall vest in four equal annual installments on each of the date of grant and the first, second and third anniversary of the date of grant.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed and delivered as of the date hereof in St. Paul, Minnesota.

Dated: June 18, 1998                IMAGE SENSING SYSTEMS, INC.


                                    By    /s/ James Murdakes
                                      ------------------------------------------
                                      Its Director
                                         ---------------------------------------

                                    By    /s/ Richard C. Magnuson
                                      ------------------------------------------
                                      Its Director
                                         ---------------------------------------

                                    Address: 500 Spruce Tree Centre
                                             1600 University Avenue West
                                             St. Paul, Minnesota 55104-3825

                                    /s/ William L. Russell
                                    --------------------------------------------
                                    Employee

                                    Address: 4205 Deepwater Lane
                                             Tampa, Florida 33615